Exhibit 99.1

Constellation Pharmaceuticals Announces Second-Quarter and Six-Month 2018 Financial Results

•	Company raises an aggregate of $160 million in crossover financing in April and initial public offering (IPO) in July

•	Company progressing its pipeline, including clinical programs CPI-1205 and CPI-0610

CAMBRIDGE, Massachusetts, August 14, 2018 – Constellation Pharmaceuticals, Inc. (Nasdaq: CNST), a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today announced its second-quarter and six-month 2018 financial results.

“We at Constellation are pleased to report our financial results for the first time as a public company,” said Jigar Raythatha, president and chief executive officer of Constellation Pharmaceuticals. “We are focusing our efforts and investing the capital that we raised in our recent crossover round and IPO with the goal of building a broad portfolio of important epigenetics-based medicines to serve inadequately treated cancer patients.

“We have many things to be excited about in the months ahead,” Mr. Raythatha continued. “Our robust epigenetics platform has delivered multiple programs into the clinic that are testing differentiated approaches to treating cancer. These programs have provided encouraging preliminary clinical data, details of which we disclosed in our IPO prospectus. We look forward to providing further updates on the progress of our two lead programs in metastatic castration-resistant prostate cancer and myelofibrosis, including evaluation of proof of concept in mid-2019. We aim to expand on this clinical pipeline with new drug candidates generated by our epigenetics platform.”

In conjunction with the Company’s IPO, Constellation is expanding its leadership team. To that end, in July the Company appointed Karen Valentine as Chief Legal Officer and General Counsel. “We are thrilled to have someone with Karen’s extensive legal and business experience in the biotech space join Constellation,” Mr. Raythatha concluded. “We welcome her and will benefit considerably from her leadership.”

News

•

On July 18, the Company priced its IPO of 4,000,000 shares at a price of $15.00 per share, for gross proceeds of $60 million, before underwriting discounts and commissions and offering expenses payable by the Company. On July 19, the Company’s common stock began trading on the Nasdaq Global Select Market under the symbol “CNST.” The IPO closed on July 23.

•	On July 16, the Company appointed Karen Valentine as Chief Legal Officer and General Counsel. Ms. Valentine joins Constellation after serving as Chief Legal Officer and General Counsel of Agenus Inc.

•

In June, two scientific publications preclinically validated the role of the EZH2 inhibitor CPI-1205 in cancer immunotherapy. CPI-1205’s potential effect as an immunotherapy was first established through the Company’s collaboration with the laboratory of Dr. Padmanee Sharma at MD Anderson Cancer Center. The work is documented in “Modulation of EZH2 Expression in T Cells Improves Efficacy of anti-CTLA-4 Therapy,” which was published in the Journal of Clinical Investigation. Constellation also contributed CPI-1205 product to a study by the laboratories of Dr. Jeffrey Bluestone at UCSF and Dr. Michel DuPage at UC Berkeley discussed in the article “Targeting EZH2 Reprograms Intratumoral Regulatory T Cells to Enhance Cancer Immunity,” published in Cell Reports. These studies support the rationale for the Company’s ORIOn-E trial.

•

On April 9, the Company announced completion of a $100 million financing, with funds provided by both existing and new investors. The Company plans to utilize the proceeds of this financing and of its IPO to advance its multiple clinical trials, including the ongoing ProSTAR and ORIOn-E trials for CPI-1205 and the ongoing MANIFEST trial for CPI-0610, to continue development of CPI-0209, and to advance its preclinical pipeline.

Second Quarter 2018 Financial Results

•

Cash and cash equivalents as of June 30, 2018 grew 24% to $88.5 million compared to March 31, 2018, primarily due to capital raised in a preferred stock offering in April, partially offset by operating expenses. This cash balance did not reflect proceeds from the IPO, which occurred in July.

•	Research and development (R&D) expenses increased 19% year over year to $9.5 million in the second quarter of 2018 mainly due to increased CPI-1205 clinical trial expenses.

•

General and administrative (G&A) expenses grew 67% year over year to $2.5 million in the second quarter of 2018, primarily due to increased personnel costs related to building out the organization as the Company evolves from a preclinical-stage company to a multi-candidate clinical-stage company, as well as costs associated with the IPO.

•	The net loss attributable to common stockholders decreased 3% year over year to $11.9 million and decreased 22% to $9.96 per share for the second quarter of 2018.

Financial Guidance

The Company expects that its cash and cash equivalents as of June 30, 2018, together with the proceeds of the IPO, will fund planned operations into the first quarter of 2020.

Overview of Key Programs

ProSTAR: CPI-1205 is a small molecule designed to promote anti-tumor activity by specifically inhibiting EZH2, an enzyme that suppresses target gene expression. The ProSTAR trial is an open-label Phase 1b/2 clinical trial of CPI-1205 in combination with either abiraterone acetate or enzalutamide, which are androgen receptor signaling (ARS) inhibitors, in patients with metastatic castration-resistant prostate cancer (mCRPC) who previously progressed on treatment with one of these ARS inhibitors. In the Phase 1b portion of this trial, the Company is aiming to establish safety, pharmacokinetics, pharmacodynamics, maximum tolerated dose and a recommended Phase 2 dose of CPI-1205 in combination with these agents. The Company has observed preliminary evidence of clinical activity in the Phase 1b portion of this trial. In the randomized Phase 2 portion, the Company will aim to assess the response rate of a selected combination of CPI-1205 and one of these ARS inhibitors compared to that of the ARS inhibitor alone.

ORIOn-E: In accordance with the Company’s franchise approach to targeting EZH2, the Company has initiated the ORIOn-E trial, a Phase 1b/2 clinical trial of CPI-1205 in combination with ipilimumab or pembrolizumab for the treatment of patients with solid tumors who have previously progressed on treatment with an immune checkpoint inhibitor that inhibits PD-L1 or PD-1. In the Phase 1b portion of the trial, the Company seeks to establish the safety, pharmacokinetics, maximum tolerated dose, and recommended Phase 2 dose of the combination.

MANIFEST: CPI-0610 is a potent and selective small molecule designed to promote anti-tumor activity by selectively inhibiting the function of BET proteins to decrease the expression of abnormally expressed genes in cancer. In MANIFEST, an open-label Phase 2 clinical trial, the Company is evaluating CPI-0610 as a second-line treatment for patients with myelofibrosis (MF), a progressive hematological cancer. The Company is studying CPI-0610 in combination with ongoing ruxolitinib treatment in MF patients who have experienced disease progression, and as a monotherapy in MF patients not eligible for, or no longer on, ruxolitinib. The Company aims to evaluate safety, pharmacokinetics, reduction in spleen volume, patient-reported symptom improvement and improvements in red-blood-cell transfusion independence rate in patients who were transfusion dependent at baseline.

CPI-0209: Also in accordance with our franchise approach to targeting EZH2, the Company has developed a second-generation EZH2 inhibitor, CPI-0209, and is currently conducting IND-enabling studies. The Company expects to provide additional updates on the development of CPI-0209 in the context of its EZH2 franchise approach in 2019.

In all of the above referenced clinical trials, the Company plans to collect and analyze biomarkers to assess the biology of the EZH2 or BET proteins, which may allow the Company to enrich for patients who are most likely to respond to treatment.

Anticipated Milestones

The Company anticipates the following upcoming milestones:

Late 2018

Initiate Phase 2 portion of ProSTAR trial for CPI-1205

Early 2019

Determine safety and recommended Phase 2 dose (RP2D) in ORIOn-E trial for CPI-1205

Mid 2019

Evaluate proof of concept for CPI-1205 in the ProSTAR trial

Evaluate proof of concept for CPI-0610 in the MANIFEST trial

Select Financial Information

Statements of operations and comprehensive loss (unaudited)

	Six months ended June 30,		Three months ended June 30,
($ in thousands, except share and per-share amounts)	2018	2017	2018	2017
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	19,410	14,874	9,536	8,022
General and administrative	4,789	2,655	2,486	1,490
Total operating expenses	24,199	17,529	12,022	9,512
Loss from operations	(24,199)	(17,529)	(12,022)	(9,512)
Other income (expense):
Interest income	377	66	268	32
Interest expense	(221)	(553)	(187)	(255)
Change in fair value of preferred stock tranche liability	—	4,353	—	1,743
Total other income, net	156	3,866	81	1,520
Net loss and comprehensive loss	(24,043)	(13,663)	(11,941)	(7,992)
Cumulative dividends on convertible preferred stock	—	(8,524)	—	(4,327)
Net loss attributable to common stockholders	$(24,043)	$(22,187)	$(11,941)	$(12,319)
Net loss per share attributable to common stockholders, basic and diluted	$(22.12)	$(23.24)	$(9.96)	$(12.81)
Weighted average common shares outstanding, basic and diluted	1,086,697	954,750	1,199,164	961,431

Balance sheets (unaudited)

(In $ thousands)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$88,540	$16,404
Other current assets	2,065	1,318
Total assets	94,622	19,103
Current liabilities	9,413	11,131
Total liabilities	10,003	11,708
Convertible preferred stock	272,834	173,228
Total stockholders’ deficit	$(188,215)	$(165,833)

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics that address serious unmet medical needs in patients with cancers associated with abnormal gene expression or drug resistance. With a decade of experience in the field, the Company has a deep understanding of how epigenetic regulators modulate gene expression in cancer cells and in the tumor and immune microenvironment. Constellation is translating these insights to advance the company’s two lead clinical programs, the EZH2 inhibitor CPI-1205 for metastatic castration-resistant prostate cancer and solid tumors and the BET inhibitor CPI-0610 for myelofibrosis, and to explore other novel targets for which cancer epigenetics may enhance outcomes over currently available treatment options.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development status of the Company’s product candidates, its anticipated achievement of milestones and its ability to fund its operations with cash on hand. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205, CPI-0610 and its other product candidates; advance the development of its product candidates under the timelines it anticipates in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Contact

Ronald Aldridge

Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com